As filed with the Securities and Exchange Commission on November 18, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ATI TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in Its Charter)

Province of Ontario, Canada	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Commerce Valley Drive East
Markham, Ontario
Canada L3T 7X6
(Address of Principal Executive Offices)

ATI Technologies Inc. Restricted Share Unit Plans
(Full Title of the Plan)

CT CORPORATION SYSTEM
111 Eighth Avenue
New York, NY 10011
(212) 894-8700
(Name and Address of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount To be Registered(a)	Proposed Maximum Offering Price Per Share(b)	Proposed Maximum Aggregate Offering Price(b)	Amount of Registration Fee

Common Shares	10,000,000	US$15.71	US$157,100,000	US$18,490

_________________

(a)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “1933 Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the plan described herein. In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminate amount of interests to be offered pursuant to the ATI Technologies Inc. Restricted Share Unit Plans.

(b)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the 1933 Act, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the Common Shares being registered hereby as reported on the NASDAQ Stock Market on November 14, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.      Plan Information.*

Item 2.      Registrant Information and Employee Plan Annual Information.*

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*	All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the 1933 Act and the “Note” to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

        The following documents filed with, or furnished to, the Securities and Exchange Commission by ATI Technologies Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 40-F (File No. 000-29872) for the fiscal year ended August 31, 2004 filed with the Commission on January 18, 2005, and the Registrant’s Amended Annual Report on Form 40-F/A (File No. 000-29872) for the fiscal year ended August 31, 2004 filed with the Commission on March 30, 2005; and

(b)	The Registrant’s Reports on Form 6-K (File No. 000-29872) furnished to the Commission on October 7, 2004, October 15, 2004, December 20, 2004, December 21, 2004, December 23, 2004, January 18, 2005, March 24, 2005, March 31, 2005, June 6, 2005, June 23, 2005, August 9, 2005, August 19, 2005, August 30, 2005, October 7, 2005 and October 17, 2005.

(c)	The description of the Registrant’s Common Shares set forth in the Registration Statement on Form 40-FR (File No. 000-29872), as filed with the Commission on October 2, 1998, including any amendment or report for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. In addition, reports on Form 6-K furnished by the Registrant to the Commission shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date such documents are furnished to the Commission.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

        Not Applicable.

Item 5.      Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.      Indemnification of Directors and Officers.

        Under the Canada Business Corporations Act, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided (i) that the director, officer or individual, as the case may be, acted honestly and in good faith with a view to the best interests of the Registrant or to the best interest of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request and, (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. A Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual is required to repay the moneys if he or she does not fulfil the conditions above. Such indemnification may be made or moneys advanced in connection with an action by or on behalf of the Registrant or such other entity to procure a judgment in its favour only with court approval. An individual is entitled to indemnification from the Registrant in respect of all costs, charges, and expenses reasonably incurred by the individual in connection with any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, if the individual seeking the indemnity (i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual should ought to have done and (ii) fulfilled the conditions set forth above.

        In accordance with the Canada Business Corporation Act, the by-laws of the Registrant provide that the Registrant shall indemnify every director and officer, every former director and officer, and every other individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided (i) that the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request, and, (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual has reasonable grounds for believing that his or her conduct was lawful.

        A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures, subject to certain exclusions, directors and officers or losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant pursuant to the Canada Business Corporations Act and the by-laws of the Registrant.

        Insofar as indemnification for liabilities under the 1933 Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7.      Exemption From Registration Claimed.

        Not Applicable.

Item 8.      Exhibits.

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibits

4.1*	ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees.

4.2*	ATI Technologies Inc. Restricted Share Unit Plans for Canadian Directors and Employees.

4.3*	ATI Technologies Inc. Restricted Share Unit Plan for Global Directors and Employees.

4.4	Articles of Continuance of the Registrant, incorporated by reference from the Registrant's
Form 6-K (File No. 000-29872) as furnished to the Commission on August 9, 2005.

4.5	By-law 1 of the Registrant, incorporated by reference from the Registrant's Form 6-K (File
No. 000-29872) as furnished to the Commission on August 9, 2005.

5.1*	Opinion of Gowling Lafleur Henderson LLP as to the legality of the Common Shares.

23.1*	Consent of KPMG LLP, Chartered Accountants.

23.2	Consent of Gowling Lafleur Henderson LLP (contained in the opinion in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

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* Filed herewith.

Item 9.      Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Markham, Province of Ontario, Canada on this 18th day of November, 2005.

ATI TECHNOLOGIES INC.

By: /s/ Patrick G. Crowley
Name: Patrick G. Crowley
Title: Chief Financial Officer and Senior Vice
President, Finance

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Patrick G. Crowley and David E. Orton as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David E. Orton	President and Chief Executive Officer	November 18, 2005
(David E. Orton)	(principal executive officer)

/s/ Patrick G. Crowley	Chief Financial Officer and Senior	November 18, 2005
(Patrick G. Crowley)	Vice President, Finance (principal
financial officer and principal
accounting officer)

/s/ K. Y. Ho	Chairman and Director	November 18, 2005
(K. Y. Ho)

/s/ Alan D. Horn	Director	November 18, 2005
(Alan D. Horn)

/s/ James D. Fleck	Director	November 18, 2005
(James D. Fleck)

/s/ Paul Russo	Director	November 18, 2005
(Paul Russo)

/s/ Ronald Chwang	Director	November 18, 2005
(Ronald Chwang)

/s/ John E. Caldwell	Director	November 18, 2005
(John E. Caldwell)

/s/ Robert A. Young	Director	November 18, 2005
(Robert A. Young)

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of ATI Technologies Inc. in the United States, in the City of Santa Clara, State of California on the 18th day of November, 2005.

ATI RESEARCH SILICON VALLEY INC. (Authorized U.S. Representative)

By: /s/ David E. Orton
Name: David E. Orton
Title: Chief Executive Officer and
Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1*	ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees.

4.2*	ATI Technologies Inc. Restricted Share Unit Plans for Canadian Directors and Employees.

4.3*	ATI Technologies Inc. Restricted Share Unit Plan for Global Directors and Employees.

4.4	Articles of Continuance of the Registrant, incorporated by reference from the Registrant's
Form 6-K (File No. 000-29872) as furnished to the Commission on August 9, 2005.

4.5	By-law 1 of the Registrant, incorporated by reference from the Registrant's Form 6-K (File
No. 000-29872) as furnished to the Commission on August 9, 2005.

5.1*	Opinion of Gowling Lafleur Henderson LLP as to the legality of the Common Shares.

23.1*	Consent of KPMG LLP, Chartered Accountants.

23.2	Consent of Gowling Lafleur Henderson LLP (contained in the opinion in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

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* Filed herewith.